CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 730 to Registration Statement No. 333-122917 on Form N-1A of our report dated May 28, 2015, relating to the financial statements and financial highlights of Altegris Equity Long Short Fund appearing in the Annual Report on Form N-CSR of Altegris Equity Long Short Fund for the year ended March 31, 2015, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accountant" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

July 24, 2015